Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3, of our report dated March 13, 2013 on the consolidated financial statements and internal control over financial reporting of MeetMe, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ending December 31, 2012, appearing in the annual report on Form 10-K of MeetMe, Inc. for the year ended December 31, 2012 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

August 29, 2013